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                                                                    EXHIBIT 23.1
The Board of Directors
S.A.I. (Ireland) Limited

We consent to the incorporation by reference in the registration statements (Nos. 333-42600, 333-42602, 333-42604 and 333-42606 on Form S-8 and No. 333-
94199 on Form S-3/A) of Clarus Corporation of our report dated August 14, 2000, with respect to the balance sheets of S.A.I. (Ireland) Limited and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the Form 8-K/A of Clarus Corporation dated August 14, 2000.

(signed) BDO International

Limerick, Ireland
August 14, 2000